PRESS RELEASE
PROVIDENCE, RI

FOR IMMEDIATE RELEASE
OCTOBER 22, 2007

NESTOR, INC. EXPECTS NASDAQ EXTENSION

PROVIDENCE, RI – October 22, 2007 – Nestor, Inc. (NASDAQ: NEST), a leading provider of video-based traffic safety systems and services, announced today that it expects to be granted an additional 180 days in which to meet The Nasdaq Stock Market’s continued listing requirements.

On April 23, 2007, the Company received notice from The Nasdaq Stock Market (“Nasdaq”) that because the Company’s stock had traded below $1.00 for a period of 30 consecutive business days, it did not then comply with the minimum requirement for continued inclusion in Nasdaq under Marketplace Rule 4310(c)(4) (the “Continued Listing Requirement”).  As a result of the Company’s failure to satisfy the Continued Listing Requirement, the Company was afforded 180 calendar days, or until October 22, 2007, to meet the Continued Listing Requirement.  As of the date of this filing, the Company has not been able to demonstrate compliance with the Continued Listing Requirement.  As a result, the Company must now demonstrate that it presently meets Nasdaq’s Capital Market initial listing requirements (other than the bid price requirement) set forth in Marketplace Rule 4310(c) as in effect prior to September 1, 2007.

The following table reflects both the applicable initial listing requirements and the Company’s status with respect to each of the requirements.  All information contained in the table is as of October 22, 2007 except for Stockholder’s Equity, which is as of September 30, 2007, and Round Lot Holders, which is as of May 7, 2007, the most recent dates for which such information is available.

Applicable Initial Listing Requirements	Nasdaq Minimum Threshold	The Company’s Position
Stockholder’s Equity	$5million	$5,379,000
Publicly Held Shares	1million	11,451,868
Market Value of Publicly Held Shares	$5million	$8,016,307
Shareholders (round lot holders)	300	1,669+
Market Makers	3	18
Operating History	1 year	24 years
Corporate Governance	Compliance with Rules 4350, 4351, & 4360	Yes, complies with Rules 4350, 4351, & 4360

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Nestor, Inc. Expects Nasdaq Extension

Based on this information, the Company expects that The Nasdaq staff will notify the Company that it has been granted an additional 180 calendar days to fully comply.  This period would run to April 21, 2008.

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  We may not meet the expectations disclosed in our forward-looking statements and investors should not place undue reliance on those statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, competition, legal and legislative challenges to automated traffic enforcement, and other factors discussed in Risk Factors in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC.  Investors are advised to read Nestor's Annual Report, quarterly reports on Form 10-Q and current reports on Form 8-K filed after our most recent annual or quarterly report.  The forward-looking statements in this letter represent our current views and we disclaim any obligation to update these forward-looking statements.

For more information, call (401) 274-5658 or visit www.nestor.com.

CONTACT:	Brian R. Haskell
General Counsel
401-274-5658 ext. 738

Nigel P. Hebborn
Executive Vice President
401-274-5658 ext. 714

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